Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

AYTU BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (2)	457(o)			$13,800,000	0.00015310	$2,112.78
	Other	Prefunded Warrants to purchase shares of Common Stock (3)	Other			—		(3)
	Equity	Common Stock underlying the Prefunded Warrants (2)(3)	457(o)			—
	Total Offering Amounts					$13,800,000	0.00015310	$2,112.78
	Total Fees Previously Paid							$1,837.20
	Total Fee Offsets							—
	Net Fee Due							$275.58

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)
(2)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends, recapitalizations, or similar transactions.

(3)

The proposed maximum aggregate offering price of the shares of Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares of Common Stock issued in the offering.

(4)

Please note that the Registrant previously paid a fee of $1,837.20 for a transaction with the Total Offering Amount of $12,00,000 pursuant to a registration statement on Form S-1 filed on June 2, 2025. The revised Total Offering Amount is $13,800,000.